Exhibit 1.1

Execution Version

SEADRILL PARTNERS LLC

6,100,000 Common Units

Representing Limited Liability Company Interests

UNDERWRITING AGREEMENT

New York, New York

June 18, 2014

Merrill Lynch, Pierce, Fenner & Smith

             Incorporated

Morgan Stanley & Co. LLC

c/o Merrill Lynch, Pierce, Fenner & Smith

                   Incorporated

One Bryant Park

New York, NY 10036

Morgan Stanley & Co. LLC

1585 Broadway,

New York, New York 10036

Seadrill Partners LLC, a limited liability company organized under the laws of the Republic of The Marshall Islands (the “Company”), proposes to issue and sell to the underwriters named on Schedule I hereto (the “Underwriters”), 6,100,000 common units (the “Units”), each representing a limited liability company interest in the Company.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 6 of Form F-3, which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 21 hereof.

Seadrill Limited, a Bermuda exempted company (“Seadrill”), owns (1) directly 100% of the limited liability company interest in Seadrill Member LLC, a limited liability company organized under the laws of the Republic of The Marshall Islands

(“Seadrill Member”), (2) directly a 70% limited partner interest in Seadrill Operating LP, a limited partnership organized under the laws of the Republic of The Marshall Islands (“Seadrill Operating”), (3) directly a 49% limited liability company interest in Seadrill Capricorn Holdings LLC, a limited liability company interest organized under the laws of the Republic of The Marshall Islands (“Seadrill Capricorn Holdings”), (4) indirectly 39% of Seadrill Mobile Units (Nigeria) Ltd, a Nigerian company limited by shares (“Seadrill Mobile Units”), which owns 10% of Seadrill Deepwater Drillship Ltd., a Cayman Islands company limited by shares (“Seadrill Drillship”) and (5) 42.9% of Seadrill Drillship (39% directly and 3.9% indirectly through its ownership in Seadrill Mobile Units).

Seadrill Member owns the non-economic limited liability company interest in the Company (the “Non-Economic Interest”). The Company owns, directly, (1) a 100% limited liability company interest in Seadrill Operating GP LLC, a limited liability company organized under the laws of the Republic of The Marshall Islands (“OP GP”), (2) a 30% limited partner interest in Seadrill Operating, (3) a 51% limited liability company interest in Seadrill Capricorn Holdings and (4) a 100% limited liability company interest in Seadrill Partners Operating LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (“Seadrill Partners Operating” and together with Seadrill Operating and Seadrill Capricorn Holdings, the “Operating Companies”). OP GP owns a non-economic general partner interest in Seadrill Operating. Seadrill Operating owns:

(1) 100% of Seadrill Vencedor Ltd., a Bermuda exempted company (“Seadrill Vencedor”), which owns 100% of the West Vencedor;

(2) 100% of Seadrill OPCO Sub LLC, a Marshall Islands limited liability company (“Seadrill OPCO Sub”), which owns:

(A) 100% of Seadrill China Operations Ltd., a Luxembourg corporation (“Seadrill China Operations”), which owns 100% of the West Aquarius;

(B) 100% of Seadrill Canada Ltd., a Newfoundland corporation (“Seadrill Canada”); and

(C) 51% of Seadrill Mobile Units (which itself owns 10% of Seadrill Drillship);

(3) 51% of Seadrill Drillship, which owns 100% of the West Capella;

(4) 100% of Seadrill Leo Ltd., a Bermuda exempted company (“Seadrill Leo”), which owns 100% of the West Leo;

(5) 100% of Seadrill Ghana Operations Ltd., a Bermuda exempted company (“Seadrill Ghana”); and

(6) 100% of Seadrill Partners Finco LLC, a Delaware limited liability company (“Finco”).

Seadrill Partners Operating owns:

(1) 100% of Seadrill T-15 Ltd., a Bermuda exempted company (“Seadrill T-15”), which owns 100% of the T-15;

(2) 100% of Seadrill T-16 Ltd., a Bermuda exempted company (“Seadrill T-16”), which owns 100% of the T-16; and

(3) 100% of Seadrill International Limited, a Hong Kong company (“Seadrill International”).

Seadrill Capricorn Holdings owns:

(1) 100% of Seabras Rig Holdco Kft., a Hungarian private company (“Seabras Rig Holdco”), which owns 100% of the West Capricorn;

(2) 100% of Seadrill US Gulf LLC, a Delaware limited liability company (“Seadrill Gulf”);

(3) 100% of Seadrill Hungary Kft., a Hungarian private company (“Seadrill Hungary”), which owns 100% of the West Sirius;

(4) 100% of Seadrill Gulf Operations Sirius LLC, a Delaware limited liability company (“Seadrill Gulf Operations”);

(5) 100% of Seadrill Capricorn Ltd., a private company limited by shares incorporated in England (“Seadrill Capricorn”);

(6) 100% of Seadrill Auriga Hungary Kft., a Hungarian limited liability company (“Seadrill Auriga”), which owns 100% of the West Auriga (together with the West Capricorn, the West Vencedor, the West Aquarius, the West Capella, the T-15, the T-16, the West Leo and the West Sirius, the “Rigs”); and

(7) 100% of Seadrill Gulf Operations Auriga LLC, a Delaware limited liability company (“Seadrill Gulf Auriga”).

Seadrill Vencedor, Seadrill OPCO Sub, Seadrill China Operations, Seadrill Canada, Seadrill Mobile Units, Seadrill Drillship, Seabras Rig Holdco, Seadrill Gulf, Seadrill International, Seadrill T-15, Seadrill T-16, Seadrill Leo, Seadrill Ghana, Finco, Seadrill Hungary, Seadrill Gulf Operations, Seadrill Capricorn, Seadrill Auriga and Seadrill Gulf Auriga are hereinafter collectively referred to as the “Operating Subsidiaries.” The Company, the Seadrill Member, OP GP and the Operating Companies are hereinafter collectively referred to as the “Company Parties,” and together with the Operating Subsidiaries, the “Company Entities.”

This is to confirm the agreement among the Company Parties and the Underwriters concerning the purchase of the Units from the Company by the Underwriters.

1. Representations and Warranties. Each of the Company Parties, jointly and severally, represents and warrants to, and agrees with, each Underwriter as set forth below in this Section 1.

a) Registration. The Company meets the requirements for use of Form F-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement (File Number 333-196286) on Form F-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Units. Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing with the Commission. The Company may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Units, each of which has previously been furnished to the Underwriters. The Company will file with the Commission a final prospectus supplement relating to the Units in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder and, except to the extent the Underwriters shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Underwriters prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Company has advised the Underwriters, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x).

b) No Material Misstatements or Omissions. On the Effective Date, the Registration Statement did, and when the Prospectus (and any supplement thereto) is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Prospectus (and any supplements thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the rules and regulations thereunder; on the Effective Date and at the Execution Time, the Registration Statement did not and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each of the statements made by the Company in the Registration Statement and in any Preliminary Prospectus provided to the Underwriters for use in connection with the public offering of the Units, and to be made in the Prospectus and any further amendments or supplements to the Registration Statement or Prospectus within the coverage of Rule 175(b), including (but not limited to) any statements with respect to projected results of operations, estimated available cash and future cash distributions of the Company was made or will be made with a reasonable basis and in good faith; provided, however, that the Company Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement, the Preliminary Prospectus or the Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any of the Underwriters specifically for inclusion in the Registration Statement, the Preliminary Prospectus or the Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

c) No Material Misstatements or Omissions in the Disclosure Package. (i) The Disclosure Package, when taken together, as a whole and (ii) each bona fide electronic road show when taken together as a whole with the Disclosure Package, and the number of Units to be included on the cover page of the Prospectus, do not, as of the Execution Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of any of the Underwriters specifically for use therein (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

d) No Ineligible Issuer. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Units and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

e) Issuer Free Writing Prospectus. Each Issuer Free Writing Prospectus does not include any information that conflicts with the information contained in the Registration Statement, any Preliminary Prospectus or the Prospectus, including any document incorporated by reference therein that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of any of the Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

f) Formation and Qualification of the Company Entities. Each of the Company Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation with all limited liability company, limited partnership, corporate or other entity power and authority, as applicable, to enter into and perform its obligations under the Unit Purchase Agreement (as defined below) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased on the Closing Date and to conduct its business as currently conducted or as to be conducted on the Closing Date, in each case as described in the Disclosure Package and the Prospectus.

Each of the Company Entities is, and at the Closing Date will be, duly qualified to do business as a foreign limited partnership, limited liability company, corporation or other entity, as applicable, and is in good standing under the laws of each jurisdiction that requires, and at the Closing Date will require, such qualification or registration except where the failure to be so qualified or registered would not, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), prospects, earnings, securityholders’ equity, results of operations, business or properties of the Company Entities taken as a whole (a “Material Adverse Effect”) or (ii) subject the members of the Company to any material liability or disability.

g) Ownership of the Seadrill Member. Seadrill directly owns 100% of the limited liability company interest in the Seadrill Member; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the Seadrill Member (the “Seadrill Member LLC Agreement”) and is fully paid (to the extent required by the Seadrill Member LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Republic of The Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”)); and Seadrill owns such limited liability company interest free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

h) Ownership of Sponsor Units. Seadrill owns 23,092,050 Common Units and 16,543,350 Subordinated Units (all such Common Units and Subordinated Units being collectively referred to herein as “Sponsor Units”); on the Closing Date, after giving effect to the transactions described in the Unit Purchase Agreement, Seadrill will own 26,275,750 Common Units and 16,543,350 Subordinated Units. All of the Sponsor Units, and the limited liability company interests represented thereby, have been duly authorized for issuance and sale and were validly issued in accordance with the limited liability company agreement of the Company at the time of issuance (the “Company LLC Agreement”) and are fully paid (to the extent required under the Company LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act); and Seadrill owns the Sponsor Units free and clear of all Liens.

i) Ownership of the Non-Economic Interest and Incentive Distribution Rights. The Seadrill Member owns the Non-Economic Interest and the Seadrill Member owns 100% of the Incentive Distribution Rights (as defined in the Company LLC Agreement) (the “Incentive Distribution Rights”). The Non-Economic Interest and all of the Incentive Distribution Rights, and the limited liability company interests represented thereby, have been duly authorized for issuance and sale and are validly issued in accordance with the Company LLC Agreement and are fully paid (to the extent required under the Company LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Seadrill Member owns the Non-Economic Interest and the Incentive Distribution Rights, respectively, free and clear of all Liens.

j) Ownership of OP GP. The Company directly owns 100% of the limited liability company interest in OP GP; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of OP GP (the “OP GP LLC Agreement”) and is fully paid (to the extent required under the OP GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of The Marshall Islands LLC Act); and the Company owns such limited liability company interest free and clear of all Liens.

k) Ownership of Seadrill Operating. (A) The Company directly owns 30% of the limited partner interest in Seadrill Operating, (B) Seadrill directly owns 70% of the limited partner interest in Seadrill Operating and (C) OP GP owns a non-economic general partner interest in Seadrill Operating; such limited and general partner interests have been duly authorized and validly issued in accordance with the limited partnership agreement of Seadrill Operating (the “Seadrill Operating LPA”) and are fully paid (to the extent required by the Seadrill Operating LPA) and, in the case of the limited partner interests, non-assessable (except as such non-assessability may be affected by Sections 30, 41, 51 and 60 of the Republic of The Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”); and the Company and OP GP own such limited and general partner interests, respectively, free and clear of all Liens.

l) Ownership of Seadrill Capricorn Holdings. (A) The Company directly owns 51% of the limited liability company interest in Seadrill Capricorn Holdings and (B) Seadrill directly owns 49% of the limited liability company interest in Seadrill Capricorn Holdings; such limited liability company interests have been duly authorized and validly issued in accordance with the limited liability company agreement of Seadrill Capricorn Holdings (the “Seadrill Capricorn Holdings LLCA”) and are fully paid (to the extent required by Seadrill Capricorn Holdings LLCA) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Company owns such limited liability company interests free and clear of all Liens.

m) Ownership of Seadrill Partners Operating. The Company directly owns 100% of the limited liability company interest in Seadrill Partners Operating; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Seadrill Partners Operating (the “Seadrill Partners Operating LLCA”) and is fully paid (to the extent required by the Seadrill Partners Operating LLCA) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Company owns such limited liability company interest free and clear of all Liens.

n) Ownership of the Operating Subsidiaries. The Operating Companies own, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries (other than Seadrill Mobile Units, of which Seadrill Operating indirectly owns 51% of the equity interests, and Seadrill Drillship, of which Seadrill Operating directly owns 51% of the equity interests and indirectly owns an additional 5.1% of the equity interests); such equity interests have been duly authorized and validly issued in accordance with the organizational documents of each Operating Subsidiary (the “Operating Subsidiaries’ Organizational Documents”) and are fully paid (to the extent required under the Operating Subsidiaries’ Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Operating Subsidiary); and the Operating Companies own such equity interests free and clear of all Liens, except Permitted Liens (as defined herein).

o) No Other Subsidiaries. Except as described in Sections 1(i), 1(j), 1(k), 1(l), 1(m) and 1(n), none of the Company Entities own or, on the Closing Date will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

p) Power and Authority to Act as General Partner of Seadrill Operating. OP GP has, and on the Closing Date will have, full limited liability company power and authority to act as the general partner of Seadrill Operating as described in the Disclosure Package and the Prospectus.

q) Capitalization. As of the date hereof, the issued and outstanding limited liability company interests of the Company consist of 57,994,550 common units representing limited liability company interests (“Common Units”), 16,543,350 Subordinated Units and the Incentive Distribution Rights. All of such Common Units and the limited liability company interests represented thereby have been duly authorized and validly issued in accordance with the Company LLC Agreement and are free and clear of all Liens.

r) Valid Issuance of the Units. At the Closing Date, the Units and the limited liability company interests represented thereby will be duly authorized by the Company LLC Agreement and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Company LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act).

s) No Preemptive Rights, Registration Rights or Options. Except as described in the Disclosure Package and the Prospectus, there are no (i) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity interests in the Company Entities or (ii) outstanding options or warrants to purchase any securities of the Company Entities. Neither the filing of the Registration Statement nor the offering or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Company.

t) Authority and Authorization. Each of the Company Parties has all requisite power and authority to execute and deliver this Agreement, and perform its obligations hereunder. The Company has all requisite limited liability company power and authority to issue, sell and deliver the Units to the Underwriters, in accordance with and upon the terms and conditions set forth in this Agreement and the Company LLC Agreement and upon the terms set forth in the Disclosure Package and the Prospectus. On the Closing Date, all corporate, partnership and limited liability company or other entity action, as the case may be, required to be taken by the applicable Company Entities or any of their securityholders, members or partners, as the case may be, for the authorization, issuance, sale and delivery of the Units, the execution and delivery by the applicable Company Entities of this Agreement and the consummation of the transactions contemplated by this Agreement to take place as of or prior to the Closing Date shall have been validly taken.

u) Authorization, Execution and Delivery of this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Company Parties.

v) Authorization, Execution, Delivery and Enforceability of the other Agreements. As of the date hereof:

1) the Seadrill Member LLC Agreement has been duly authorized, executed and delivered by Seadrill and is a valid and legally binding agreement of Seadrill, enforceable against Seadrill in accordance with its terms;

2) the Company LLC Agreement has been duly authorized, executed and delivered by the Seadrill Member and Seadrill and is a valid and legally binding agreement of the Seadrill Member and Seadrill, enforceable against each of them in accordance with its terms;

3) the OP GP LLC Agreement has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

4) Seadrill Operating LPA has been duly authorized, executed and delivered by Seadrill, OP GP and the Company and is a valid and legally binding agreement of Seadrill, OP GP and the Company, enforceable against each of them in accordance with its terms;

5) the Seadrill Capricorn Holdings LLCA has been duly authorized, executed and delivered by the Company and Seadrill and is a valid and legally binding agreement of the Company and Seadrill, enforceable against each of them in accordance with its terms;

6) the Seadrill Partners Operating LLCA has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

7) each of the Operating Subsidiaries’ Organizational Documents has have been duly authorized, executed and delivered by the Company Entities party thereto and each such agreement is a valid and legally binding agreement, enforceable against each party thereto, as applicable, in accordance with the terms of such agreement; and

8) the Unit Purchase Agreement dated June 11, 2014 between the Company and Seadrill (the “Unit Purchase Agreement”) has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms;

provided, however, that with respect to each agreement described in this Section 1(v), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions with respect to violations of federal securities laws contained in any of such agreements may be limited by applicable laws and public policy.

The agreements described in clauses (1) through (7) of this Section 1(v) are herein collectively referred to as the “Organizational Documents.”

w) No Conflicts. None of (i) the offering, issuance and sale by the Company of the Units to be sold by the Company (a) to the Underwriters pursuant to the terms of this Agreement or (b) to Seadrill pursuant to the Unit Purchase Agreement, (ii) the execution, delivery and performance of this Agreement and the Unit Purchase Agreement by the Company Entities party hereto or thereto, or (iii) the consummation of the transactions contemplated hereby or thereby (A) conflicts or will conflict with or constitutes or will constitute a violation of any agreement of limited partnership, limited liability company agreement, certificate of formation or other organizational documents of any of the Company Entities, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any indenture, contract, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Company Entities is a party or by which any of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company Entities or any of their properties or assets in a proceeding to which any of them or their property is a party or (D) resulted, results or will result in the creation or imposition of any Lien upon any property or assets of any of the Company Entities, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (B), (C) or (D), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would materially impair the ability of the Company Entities to perform their obligations under this Agreement or the Unit Purchase Agreement.

x) No Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company Entities or any of their properties or assets is required in connection with (i) the offering or sale by the Company of the Units, (ii) the execution, delivery and performance of this Agreement and the Unit Purchase Agreement or the fulfillment of the terms hereof or thereof by the Company Entities party hereto or thereto or (iii) the consummation of any other transactions contemplated by this Agreement or the Unit Purchase Agreement, except (A) for such permits, consents, approvals, filings and similar authorizations required under the Act, the Exchange Act and state securities or “Blue Sky” laws of any jurisdiction, (B) such consents that have been, or prior to the Closing Date will be, obtained,(C) such permits, consents, approvals, filings and similar authorizations as may be required in connection with the transactions contemplated by the Unit Purchase Agreement, (D) for such consents that, if not obtained, would not individually or in the aggregate, have a Material Adverse Effect and (E) as disclosed in the Disclosure Package and the Prospectus.

y) No Defaults. None of the Company Entities is (i) in violation of its agreement of limited partnership, limited liability company agreement, certificate of incorporation or bylaws or other organizational documents, (ii) in violation of any statute, law, rule or regulation or any order, judgment, decree or injunction of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over any of the Company Entities or any of their properties or assets or (iii) in breach, default (or an event that, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, which in the case of clauses (ii) and (iii) would, if continued, reasonably be expected to have a Material Adverse Effect or materially impair the ability of any of the Company Entities to perform their obligations under this Agreement or the Unit Purchase Agreement.

z) Conformity of Units to Description. The Units, when issued and delivered in accordance with the terms of this Agreement and the Company LLC Agreement, against payment therefor as provided herein and therein, will conform in all material respects to the description thereof contained in the Disclosure Package and the Prospectus.

aa) No Labor Dispute. Except as set forth in the Disclosure Package and the Prospectus, no labor problem or dispute with the employees of any Company Entity exists, or, to the knowledge of the Company Parties, is threatened or imminent, and none of the Company Parties is aware of any existing or imminent labor disturbance by the employees of any of the Company Entities’ principal suppliers, contractors or customers, which, in any case, would reasonably be expected to have a Material Adverse Effect.

bb) No Material Adverse Change. Since the date of the latest audited financial statements included or incorporated by reference in the Disclosure Package and the Prospectus, (i) no Company Entity has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, (ii) there has not been any material change in the capitalization or material increase in the long-term debt of the Company Entities or any material adverse change or any development involving or which could reasonably be expected to involve, individually or in the aggregate, a prospective material adverse change in or affecting the general affairs, management, condition (financial or otherwise), stockholders’ equity, partners’ equity, members’ equity, results of operations, business, properties, assets or prospects of the Company Entities, taken as a whole, and (iii) none of the Company Entities has incurred any liability or obligation, direct, indirect or contingent, or entered into any transactions, whether or not in the ordinary course of business, that, individually or in the aggregate, is material to the Company Entities, taken as a whole, or otherwise than as set forth or contemplated in the Disclosure Package and the Prospectus.

cc) Financial Statements. The historical financial statements included or incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby and on the basis stated therein, as of the dates and for the periods indicated; such financial statements comply as to form with the applicable accounting requirements of Regulation S-X under the Act and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected historical, financial, and operating information included or incorporated by reference is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical financial statements, as applicable, from which it has been derived. Any pro forma balance sheet included or incorporated by reference in the Preliminary Prospectus, the Prospectus and the Registration Statement complies as to form with the applicable accounting requirements of Regulation S-X under the Act and includes assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma balance sheet included in the Preliminary Prospectus, the Prospectus and the Registration Statement. All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

dd) Independent Registered Public Accounting Firm. Each of PricewaterhouseCoopers AS and PricewaterhouseCoopers LLP, who have audited certain financial statements included or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus of the Company and its combined predecessors and delivered their reports with respect thereto, is an independent registered public accounting firm with respect to such entities within the meaning of the Act and the applicable published rules and regulations thereunder and the rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”).

ee) Absence of Litigation. There is no (i) action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the knowledge of any of the Company Parties, threatened, to which any of the Company Entities is or may be a party or to which the property of any of the Company Entities is or may be subject or that would be required to be disclosed in the Registration Statement, which is not adequately disclosed in the Disclosure Package and Prospectus as required, (ii) statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency with respect to any Company Entity or (iii) injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction, to which any of the Company Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, could, individually or in the aggregate, reasonably be expected to (A) have a Material Adverse Effect, (B) prevent or result in the suspension of the offering and sale of the Units or (C) in any manner draw into question the validity of this Agreement.

ff) Title to Properties. The Company Entities have good title to all personal property described in the Disclosure Package or the Prospectus owned by the Company Entities, and each of Seadrill Vencedor, Seadrill China Operations, Seadrill Drillship, Seabras Rig Holdco, Seadrill T-15, Seadrill T-16, Seadrill Leo, Seadrill Hungary and Seadrill Auriga hold, directly or indirectly, the interest in the applicable Rig set forth opposite its name on Exhibit A, in each case free and clear of all Liens except (i) as described, and subject to the limitations contained, in the Disclosure Package, (ii) that arise from the indebtedness of the Company Entities or (iii) as do not materially affect the value of such property, taken as a whole, and do not materially interfere with the use of such properties, taken as a whole, as they have been used in the past and are proposed to be used in the future, as described in the Disclosure Package and the Prospectus (the Liens described in clauses (i) through (iii) above being “Permitted Liens”); provided that with respect to any interest in real property and buildings held under lease by Company Entities, such real property and buildings are held under valid and subsisting and enforceable leases (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Company Entities do not, and at the Closing Date will not, own, lease or otherwise have an interest in any real property.

gg) Rig Registration. Each Rig is duly registered under the laws of the jurisdiction set forth on Exhibit A in the name of the applicable entity identified on Exhibit A, free and clear of all liens except Permitted Liens.

hh) Tax Returns. Each of the Company Entities has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

ii) Insurance. The Company Entities carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company Entities have no reason to believe that they will not be able to (i) renew their existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct their business as now conducted and at a cost that would not reasonably be expected to have a Material Adverse Effect.

jj) Distribution Restrictions. No subsidiary of the Company or the Operating Companies is currently prohibited, directly or indirectly, from paying any distributions to the Company or Operating Companies, from making any other distribution on such subsidiary’s equity interests, from repaying to the Company or the Operating Companies any loans or advances to such subsidiary from the Company or the Operating Companies or from transferring any of such subsidiary’s property or assets to the Company or the Operating Companies or any other subsidiary of the Company or the Operating Companies, except as described in or contemplated by the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

kk) Licenses and Permits. Except as described in or contemplated by the Disclosure Package and the Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the charter agreements relating to the Rigs as such agreements are currently in effect (the “Charter Agreements”), the Company Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct their business, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the Disclosure Package and the Prospectus, the Company Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Company Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Company

Parties, the charter parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

ll) Environmental Laws. Each Company Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Charter Agreements and that the Company Parties reasonably expect such charter parties to obtain, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Company Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company Entities have reasonably concluded that such associated costs and liabilities relating to the Rigs would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company Parties, the parties to the Charter Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Charter Agreements.

mm) Intellectual Property. Except as would not result in a Material Adverse Effect, (i) the Company Entities own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on their business, and (ii) the Company Entities have not received any notice and are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests in the Company Entities.

nn) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any Company Entity, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any Company Entity, on the other hand, that is required to be described in the Disclosure Package or the Prospectus but is not so described.

oo) Description of Legal Proceedings and Contracts; Filing of Exhibits. There are no legal or governmental proceedings pending or, to the knowledge of the Company Parties, threatened or contemplated, against any of the Company Entities, or to which any of the Company Entities is a party, or to which any of their respective properties or assets is subject, that are required to be described in the Registration Statement or the Disclosure Package but are not so described, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Registration Statement or the Disclosure Package or to be filed as an exhibit to the Registration Statement that are not described or filed as required by the Act. The statements included in the Registration Statement, the Prospectus and the Disclosure Package insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate summaries of such legal matters, agreements, documents or proceedings in all material respects.

pp) Sarbanes-Oxley Act of 2002. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith and the rules and regulations of the New York Stock Exchange that are effective and applicable to the Company.

qq) Investment Company. None of the Company Entities is, and after giving effect to the offering and sale of the Units and the application of the proceeds thereof as described in the Disclosure Package and the Prospectus, none of the Company Entities will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

rr) Passive Foreign Investment Company. The Company will not be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ending December 31, 2013, and based on the Company’s current and expected assets, income and operations as described in the Disclosure Package and the Prospectus, the Company does not believe that it is likely to become a PFIC for any future tax year.

ss) Tax Status. Seadrill Capricorn Holdings, Seadrill Canada, Seadrill Gulf Auriga, Seadrill Ghana, Seadrill Gulf, Seadrill Gulf Operations and Seadrill International have either properly elected to be classified as an association taxable as a corporation for United States federal income tax purposes or default to that classification.

The Company has properly elected to be classified as an association taxable as a corporation for United States federal income tax purposes. Seadrill Operating, Seadrill Mobile Units and Seadrill Drillship have each properly elected to be classified as a partnership for United States federal income tax purposes. Except as otherwise provided in this paragraph, each of the Company Entities has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

tt) Books and Records. Each Company Entity maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

uu) Market Stabilization. None of the Company Entities has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Units.

vv) Foreign Corrupt Practices Act. No Company Entity nor any director, officer, nor to the knowledge of the Company Parties, any agent, employee or affiliate of any Company Entity, is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in order to obtain or retain business or otherwise secure an improper business advantage. Company Entities and, to the knowledge of the Company Parties, their affiliates have conducted their businesses in compliance with the FCPA and other applicable anti-corruption laws and have instituted and maintain policies and procedures that are reasonably designed to ensure continued compliance therewith.

ww) Anti-Money Laundering Laws. The operations of the Company Entities are and have been conducted at all times in compliance with, in each case to the extent applicable, financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules or regulations, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Company Entities with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company Parties, threatened.

xx) Office of Foreign Assets Control. None of the Company Entities, nor, to the knowledge of the Company Parties, any director, officer, agent, employee or affiliate of a Company Entity is currently the subject of or engaged in any activities in violation of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, the “Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing or facilitating any activities of or with any person or entity, or in any country or territory that, at the time of such financing or facilitation, is the subject of a Sanction or in any other manner that would result in a violation of Sanctions by any person or entity participating in the offering, either as an underwriter, advisor, investor or otherwise.

yy) Private Placement. The sale and issuance of the common units to Seadrill is exempt from the registration requirements of the Act and the securities laws of any state having jurisdiction with respect thereto, and none of the Company Entities has taken or will take any action that would cause the loss of such exemption. The Company has not sold or issued any securities that would be integrated with the offering of the Units contemplated by this Agreement pursuant to the Act or the interpretations thereof by the Commission.

zz) Statistical Data. Any statistical and market-related data included or incorporated by reference in the Registration Statement, the Preliminary Prospectus, the Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

aaa) No Distribution of Other Offering Materials. None of the Company Entities has distributed or, prior to the later to occur of the Closing Date and completion of the distribution of the Units, will not distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Underwriters have consented in accordance with this Agreement, any other materials, if any, permitted by the Act, including Rule 134 thereunder.

bbb) Disclosure Controls. (i) Each of the Company Entities has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Company to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

ccc) Listing on the New York Stock Exchange. The Units have been approved to be listed on the New York Stock Exchange, subject to official notice of issuance.

ddd) Stamp Taxes. No stamp or other issuance or transfer taxes are payable by or on behalf of the Underwriters in connection with (A) the delivery of the Units in the manner contemplated herein or (B) the sale and delivery by the Underwriters of the Units as contemplated herein.

eee) Brokers. There are no contracts, arrangements or understandings between any Company Entity and any person that would give rise to a valid claim against any Company Entity or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Units.

Any certificate signed by any officer of any Company Entity and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Units shall be deemed a representation and warranty by such Company Entity, as to matters covered thereby, to each Underwriter.

2. Purchase and Sale. a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees to purchase, severally and not jointly, from the Company, at a purchase price of $31.41 per Unit, the number of Units set forth opposite such Underwriter’s name in Schedule I hereto.

3. Delivery and Payment. Delivery of and payment for the Units shall be made at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 10:00 AM, New York City time, on June 24, 2014, or at such time on such later date not more than three Business Days after the foregoing date as the Underwriters shall designate, which date and time may be postponed by agreement among the Underwriters and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Units being called herein the “Closing Date”). Delivery of the Units shall be made to the respective accounts of the Underwriters against payment by the Underwriters of the purchase price of the Units being sold by the Company upon the order of the Company by wire transfers payable in same-day funds to the accounts specified by the Company. Delivery of the Units shall be made through the facilities of The Depository Trust Company unless the Underwriters shall otherwise instruct.

4. Offering by Underwriters. It is understood that the Underwriters propose to offer the Units for sale to the public as set forth in the Prospectus.

5. Agreements. Each of the Company Parties, jointly and severally, agrees with the Underwriters that:

a) Preparation of Prospectus and Registration Statement. Prior to the termination of the offering of the Units, the Company will not file any amendment of the Registration Statement or supplement to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished the Underwriters a copy for their review prior to filing and will not file any such proposed amendment or supplement to which the Underwriters reasonably object. The Company will cause the Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Underwriters with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Underwriters of such timely filing. The Company will promptly advise the Underwriters (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, prior to termination of the offering of the Units, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Units for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable.

b) Notification Regarding Disclosure Package and Issuer Free Writing Prospectus. If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package as of the Execution Time or any Issuer Free Writing Prospectus as of its date would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances prevailing at such time not misleading, or any Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Preliminary Prospectus or the Prospectus, the Company will (i) promptly notify the Underwriters so that any use of the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, may cease until the Disclosure Package or such Issuer Free Writing Prospectus is amended or supplemented; (ii) amend or supplement the Disclosure Package or the Issuer Free Writing Prospectus, as the case may be, to correct such statement, omission or conflict; and (iii) supply any amendment or supplement to the Underwriters in such quantities as they may reasonably request.

c) Amendment of Registration Statement or Supplement of Prospectus. If, at any time when a prospectus relating to the Units is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement or supplement the Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, the Company promptly will (i) notify the Underwriters of any such event; (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a)(i) of this Section 5, an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented Prospectus to the Underwriters in such quantities as they may reasonably request.

d) Reports to Unitholders. As soon as practicable, the Company will make generally available to its unitholders and to the Underwriters an earnings statement or statements of the Company and its subsidiaries that will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

e) Signed Copies of the Registration Statement and Copies of the Prospectus. The Company will furnish to the Underwriters and counsel for the Underwriters, without charge, photocopies of signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Underwriters may reasonably request.

f) Qualification of Units. The Company will arrange, if necessary, for the qualification of the Units for sale under the laws of such jurisdictions as the Underwriters may reasonably designate and will maintain such qualifications in effect so long as reasonably required for the distribution of the Units; provided, however, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Units, in any jurisdiction where it is not now so subject.

g) Lock-Up Period. The Company Parties will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co., offer, sell, contract to sell, pledge, or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by any of the Company Parties or any person in privity with the Company Parties or any of their affiliates, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (within the meaning of Section 16 of the Exchange Act) in any Common Units or any securities convertible into, or exercisable, or exchangeable for, such Common Units; or publicly announce an intention to effect any such transaction, for a period of 30 days after the date of this Agreement (the “Lock-Up Period”), provided, however, that the Company (A) may issue and sell Common Units pursuant to, and file a registration statement on Form S-8 relating to, any employee benefit plan of the Company in effect at the Execution Time and (B) the Company may issue Common Units upon the conversion of securities or the exercise of warrants outstanding at the Execution Time.

h) Compliance with Sarbanes-Oxley Act. Each of the Company Entities will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002.

i) Price Manipulation. The Company Parties will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Units.

j) Expenses. The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Units; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Units, including any stamp or transfer taxes in connection with the execution of this Agreement or the original issuance and sale of the Units; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Units; (v) the registration of the Units under the Exchange Act and the listing of the Units on the New York Stock Exchange; (vi) any registration or qualification of the Units for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) including filing fees; (viii) the expenses incurred by or on behalf of the Company representatives in connection with presentations to prospective purchasers of the Units; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company and Seadrill; and (x) all other costs and expenses incident to the performance by the Company Parties of their obligations hereunder. Notwithstanding the foregoing, it is understood that except as expressly provided in this Section 5(j) or in Sections 7 and 8 hereof, the Underwriters will pay all of their own costs and expenses, including without limitation, fees and disbursements of their counsel and transfer taxes on the resale by them of any of the Units.

k) Free Writing Prospectus. The Company agrees that, unless it has obtained or shall have obtained the prior written consent of the Underwriters, and each Underwriter agrees with the Company that, unless it has obtained or shall have obtained, as the case may be, the prior written consent of the Company and the Underwriters, it has not made and will not make any offer relating to the Units that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided, however, that the prior written consent of the parties hereto shall be deemed to have been given in respect of each Free Writing Prospectus included in Schedule II hereto and any bona fide electronic road show within the meaning of Rule 433. Any such free writing prospectus consented to by the Underwriters or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

l) Rule 463. The Company will file with the Commission such information in Form 20-F as may be required by Rule 463 under the Act.

m) Investment Company. As of the Closing Date, no Company Entity will be deemed an “investment company” as defined in the Investment Company Act. For a period of five years after the Closing Date, the Company will use its reasonable best efforts to ensure that no Company Entity, or any subsidiary thereof, shall become an “investment company” as defined in the Investment Company Act. Unless there has occurred a material change in the nature of the operations of the Company, for a period of five years after the Closing Date, the Company will use commercially reasonable efforts to ensure that the Company shall not become a PFIC.

n) Sanctions Laws and Regulations. The Company will not take, and will cause each subsidiary not to take, directly or indirectly, any action that would reasonably be expected to result in a violation by any U.S. person participating in the offering contemplated by this Agreement of the Sanction Laws and Regulations with respect to the sale of the Units hereunder.

6. Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Units shall be subject to the accuracy of the representations and warranties on the part of the Company Parties contained herein as of the Execution Time and the Closing Date pursuant to Section 3 hereof, to the accuracy of the statements of the Company Parties made in any certificates pursuant to the provisions hereof, to the performance by the Company Parties of their respective obligations hereunder and to the following additional conditions:

a) Prospectus. The Prospectus, and any supplement thereto, has been filed in the manner and within the time period required by Rule 424(b); any material required to be filed by the Company pursuant to Rule 433(d) under the Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

b) Opinion of Marshall Islands Counsel. The Company shall have requested and caused special the Republic of The Marshall Islands counsel for the Company Parties, to have furnished to the Underwriters its written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

c) Opinion of Bahamian Counsel. The Company shall have requested and caused special Bahamian counsel for the Company Parties, to have furnished to the Underwriters its written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

d) Opinion of US Counsel. The Company shall have requested and caused Vinson & Elkins L.L.P., U.S. counsel to the Company Parties, to have furnished to the Underwriters its written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Underwriters.

e) Opinion of Bermuda Counsel. The Company shall have requested and caused special Bermuda counsel to the Company Parties, to have furnished to the Underwriters their written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

f) Opinion of Panamanian Counsel. The Company shall have requested and caused special Panamanian counsel to the Company Parties, to have furnished to the Underwriters its written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

g) Opinion of Hungarian Counsel. The Company shall have requested and caused special Hungarian counsel to the Company Parties, to have furnished to the Underwriters its written opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

h) Opinion of General Counsel. The Underwriters shall have received from John Symington, General Counsel of Seadrill Management Ltd., an opinion, dated the Closing Date, and addressed to the Underwriters, in form and substance satisfactory to the Underwriters.

i) Opinion of Counsel for Underwriters. The Underwriters shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, and addressed to the Underwriters, with respect to the issuance and sale of the Units, the Registration Statement, the Disclosure Package, the

Prospectus (together with any supplement thereto) and other related matters as the Underwriters may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

j) Officers’ Certificates. At the Closing Date, the Underwriters shall have received certificates of Seadrill Member and the Company, signed on behalf of Seadrill Member by the Chief Accounting Officer and the Chief Financial Officer of Seadrill Management Ltd., and on behalf of the Company, by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto, as well as each bona fide electronic road show used in connection with the offering of the Units, and this Agreement and that:

(i) the representations and warranties of the Company Parties in this Agreement are true and correct on and as of the Closing Date, with the same effect as if made on the Closing Date, and each of the Company Parties has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

k) Accountant’s Comfort Letter. The Company Parties shall have requested and caused PricewaterhouseCoopers AS and PricewaterhouseCoopers LLP to have furnished to the Underwriters at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Underwriters, each (i) confirming that they are an independent registered public accounting firm within the meaning of the Act and the Exchange Act and the applicable rules and regulations thereunder, adopted by the Commission and the PCAOB, and (ii) stating their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings in the United States.

l) General Counsel Certificate. At the Closing Date, the Underwriters shall have received a certificate, dated the Closing Date, from John Symington, General Counsel of Seadrill Management Ltd., in form and substance satisfactory to the Underwriters.

m) No Important Changes. Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (k) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company Entities, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Underwriters, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

n) Ratings. Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company Entities’ debt securities, if any, by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

o) Listing. The Units shall have been listed and admitted and authorized for trading on the New York Stock Exchange, and reasonably satisfactory evidence of such actions shall have been provided to the Underwriters.

p) Lock-Up Letters. At the Execution Time, the Company Parties shall have furnished to the Underwriters a letter substantially in the form of Exhibit B hereto from each of the persons listed on Schedule III hereto.

q) Other Information. Prior to the Closing Date, the Company Parties shall have furnished to the Underwriters such further information, certificates and documents as the Underwriters may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriters. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Latham & Watkins LLP, counsel for the Underwriters, at 811 Main Street, Suite 3700, Houston, Texas 77002, on the Closing Date.

7. Reimbursement of Underwriters’ Expenses. If the sale of the Units provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10(i) hereof or because of any refusal, inability or failure on the part of the Company Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company Parties will reimburse the Underwriters on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.

8. Indemnification and Contribution. (a) Each of the Company Parties jointly and severally agrees to (i) indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter, affiliates of the Underwriters who have participated in the distribution of the Units and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Units as originally filed or in any amendment thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, any Issuer Free Writing Prospectus, or in any Prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company Parties by or on behalf of any Underwriter specifically for inclusion therein, which information consists solely of the information set forth in the last sentence of Section 8(b). This indemnity agreement will be in addition to any liability that the Company Parties may otherwise have.

b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless each of the Company Parties, each of their respective directors, each of the officers who signs the Registration Statement, and each person who controls any Company Party within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company Parties to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company Parties by or on behalf of such Underwriter specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. Each Company Party acknowledges that the statements set forth (i) in the last paragraph of the cover page regarding delivery of the Units and, (ii) under the heading “Underwriting”, (a) the list of Underwriters and their respective participation in the sale of the Units, (b) the sentences related to concessions and reallowances and (c) the paragraphs related to stabilization, syndicate covering transactions, short sales and penalty bids in any Preliminary Prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Prospectus and any Issuer Free Writing Prospectus.

c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company Parties jointly and severally agree and the Underwriters severally but not jointly agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company Parties and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company Parties on the one hand and by the Underwriters on the other from the offering of the Units; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Units) be responsible for any amount in excess of the underwriting discount or commission applicable to the Units purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company Parties, jointly and severally, and the Underwriters severally but not jointly shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company Parties on the one hand and of the Underwriters on the other in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company as set forth on the cover page of the Prospectus, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company Parties on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company Parties and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company Parties within the meaning of either the Act or the Exchange Act, each officer of any of the Company Parties who shall have signed the Registration Statement and each director of the Company Parties shall have the same rights to contribution as the Company Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Units agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally but not jointly to take up and pay for (in the respective proportions which the number of Units set forth opposite their names in Schedule I hereto bears to the aggregate number of Units set forth opposite the names of all of the remaining Underwriters) the Units that the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate number of Units that the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate number of Units set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Units, and if such nondefaulting Underwriters do not purchase all the Units, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company Parties. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Underwriters shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company Parties and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Underwriters, by notice given to the Company prior to delivery of and payment for the Units, if at any time prior to such delivery and payment (i) trading in the Company’s Units shall have been suspended by the Commission or the New York Stock Exchange, (ii) trading in securities generally on the New York Stock Exchange or the NASDAQ National Market shall have been suspended or limited or minimum prices shall have been established on such exchange, (iii) a banking moratorium shall have been declared by either U.S. Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Underwriters, impractical or inadvisable to proceed with the offering or delivery of the Units as contemplated by the Preliminary Prospectus and the Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company Parties or their respective officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company Parties or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Units. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriters, will be mailed, delivered or telefaxed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036 (fax number (646) 855-3073), Attention: Syndicate Department, with a copy to (fax number: (212) 230-8730, Attention: ECM Legal; and Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; and to Seadrill Partners LLC, 2nd Floor Building 11, Chiswick Business Park, 566 Chiswick High Road London W4 5YS, Attention: Chief Executive Officer, with a copy to Seadrill Management Ltd., 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London, W4 5YS, Attention: John Symington.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No Fiduciary Duty. Each of the Company Parties hereby acknowledges that (a) the purchase and sale of the Units pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Company Parties and (c) the engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Company Parties agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Company Parties on related or other matters). Each of the Company Parties agrees that it will not claim that any of the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company Parties, in connection with the transactions contemplated by this Agreement or the process leading thereto.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company Parties and the Underwriters, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Judicial Proceedings. (a) The Company Parties irrevocably (i) agree that any legal suit, action or proceeding against the Company Parties arising out of or based upon this Agreement, the transactions contemplated hereby or alleged violations of the securities laws of the United States or any state in the United States may be instituted in any New York court, (ii) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any New York court and (iii) submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Company Parties has appointed Watson, Farley & Williams LLP, New York, New York, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any such action arising out of or based on this Agreement, the transactions contemplated hereby or any alleged violation of the securities laws of the United States or any state in the United States which may be instituted in any New York court, expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company Parties represent and warrant that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company Parties shall be deemed, in every respect, effective service of process upon the Company Parties.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase United States dollars with such other currency in the City of New York on the Business Day proceeding that on which final judgment is given. The obligations of the Company Parties in respect of any sum due from it to the Underwriters shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day, following receipt by the Underwriters of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Underwriters may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to the Underwriters hereunder, the Company Parties agree, as a separate obligation and notwithstanding any such judgment, that the party responsible for such judgment shall indemnify the Underwriters against such loss. If the United States dollars so purchased are greater than the sum originally due to the Underwriters hereunder, the Underwriters agree to pay to the Company Parties an amount equal to the excess of the dollars so purchased over the sum originally due to the Underwriters hereunder.

18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction hereof.

20. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus dated June 18, 2014, (iii) any Issuer Free Writing Prospectus, identified in Schedule II hereto and (iv) the information set forth in Schedule IV hereto.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” means 5:15 p.m. (Eastern Time) on June 18, 2014.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in Section 1(a) hereof that is used prior to the filing of the Prospectus, together with the Base Prospectus.

“Prospectus” shall mean the prospectus supplement relating to the Units that is first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Section 1(a) hereof, including exhibits and financial statements and any prospectus supplement relating to the Units that is filed with the Commission pursuant to Rule

424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended at each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 164”, “Rule 172”, “Rule 175”, “Rule 405”, “Rule 415”, “Rule 424,” “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company Parties and the Underwriters.

Very truly yours, SEADRILL MEMBER LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

Signature Page to Underwriting Agreement

SEADRILL OPERATING GP LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

SEADRILL OPERATING LP
By:	Seadrill Operating GP LLC
Its General Partner

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

SEADRILL CAPRICORN HOLDINGS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

SEADRILL PARTNERS OPERATING LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Authorized Person

Signature Page to Underwriting Agreement

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC

By:	/s/ Alice S. Vilma
Name:	Alice S. Vilma
Title:	Executive Director

Signature Page to Underwriting Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Pei-Tse Wu
Name:	Pei-Tse Wu
Title:	Managing Director

Signature Page to Underwriting Agreement

SCHEDULE I

Underwriters	Number of Units to be Purchased

Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,050,000
Morgan Stanley & Co. LLC	3,050,000

Total	6,100,000

SCHEDULE II

Schedule of Free Writing Prospectuses included in the Disclosure Package

NONE

SCHEDULE III

Parties to Deliver Lock-Up Agreements

1.	Rune Magnus Lundetræ

2.	Kate Blankenship

3.	Graham Robjohns

4.	Tor Olav Trøim

5.	Bert Bekker

6.	Harald Thorstein

7.	Bart Veldhuizen

8.	Tony Curry

9.	Seadrill Limited

SCHEDULE IV

Number of Units: 6,100,000

Public Offering Price: Variable price offering

EXHIBIT A

RIGS

Rig	Ownership	Flag Jurisdiction
West Capella	Seadrill Deepwater Drillship Ltd. (100% ownership)	Panama
West Vencedor	Seadrill Vencedor Ltd. (100% ownership)	Panama
West Aquarius	Seadrill China Operations Ltd. (100% ownership)	Panama
West Capricorn	Seabras Rig Holdco Kft (100% ownership)	Panama
T-15	Seadrill T-15 Ltd. (100% Ownership)	Panama
T-16	Seadrill T-16 Ltd. (100% Ownership)	Panama
West Leo	Seadrill Leo Ltd. (100% Ownership)	Bahamas
West Sirius	Seadrill Hungary Kft. (100% Ownership)	Panama
West Auriga	Seadrill Auriga Hungary Kft. (100% Ownership)	Panama

EXHIBIT B

[Form of Lock-Up Agreement]

June 18, 2014

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, NY 10036

Morgan Stanley & Co. LLC

1585 Broadway,

New York, New York 10036

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), among Seadrill Member LLC, Seadrill Partners LLC (the “Company”), Seadrill Operating GP LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC, and the Underwriters named therein, relating to an underwritten public offering of common units representing limited liability company interests in the Company (the “Common Units”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Common Units or any securities convertible into, or exercisable or exchangeable for Common Units, or publicly announce an intention to effect any such transaction, for a period of 30 days after the date of the Underwriting Agreement (the “Lock-Up Period”), other than shares of Common Units disposed of as bona fide gifts approved by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC where each recipient of a gift of shares of Common Units agrees in writing to be bound by the same restrictions in place for the undersigned pursuant to this letter for the duration that such restrictions remain in effect at the time of transfer.

Notwithstanding the foregoing, the restrictions herein shall not apply to transactions relating to the Common Units acquired in open market transactions after completion of the public offering, provided that with respect to any proposed subsequent sales of Common Units acquired in such open market transactions, it shall be a condition to such proposed subsequent sales that no filing by any party or its affiliates under the Exchange Act shall be required or shall be voluntarily made in connection with such sales.

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

[Signature of officer, director or major unitholder]

[Name and address of officer, director or major unitholder]